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                                                                     EXHIBIT 15

                         ACKNOWLEDGMENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS
                 REGARDING INDEPENDENT AUDITORS' REVIEW REPORT


The Board of Directors
PLATINUM technology International, inc.:

With respect to the registration statement on Form S-8 of PLATINUM technology International, inc., we acknowledge our awareness of the use therein of our report dated November 12, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/  KPMG LLP


Chicago, Illinois
March 25, 1999